Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253114

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated March 30, 2021)

ADVENT TECHNOLOGIES HOLDINGS, INC.

Primary Offering Of
26,392,355 Shares of Common Stock

Secondary Offering of
23,210,601 Shares of Common Stock
4,340,278 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated March 30, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253114). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 7, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 22,052,077 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”) issued by AMCI Acquisition Corp. (“AMCI”) in its initial public offering; (ii) 3,940,278 shares of our common stock that may be issued upon exercise of placement warrants at an exercise price of $11.50 per share that were originally sold to AMCI Sponsor LLC (the “Sponsor”) in a private placement consummated simultaneously with AMCI’s IPO (the “placement warrants”); and (iii) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants at an exercise price of $11.50 per share that were issued to the Sponsor in connection with loans made by it to AMCI prior to the closing of the Business Combination (as defined below), (the “working capital warrants” and, together with the placement warrants and the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 6,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination; (ii) up to an aggregate of 12,370,323 shares of our common stock otherwise held by the Selling Securityholders; (iii) up to an aggregate of 3,940,278 shares of our common stock that may be issued upon exercise of the placement warrants held by the Selling Securityholders; (iv) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants held by the Selling Securityholders and (v) up to an aggregate of 3,940,278 placement warrants and 400,000 working capital warrants held by the Selling Securityholders, as further described in the Prospectus. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ADN” and “ADNWW”, respectively. On May 6, 2021, the closing price of our common stock was $11.41 per share and the closing price of our warrants was $1.51 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2021

Advent Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street
Boston, MA 02116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (857) 264-7035

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2021, the Staff of the U.S. Securities and Exchange Commission (the “SEC”) issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”) that highlighted the complex nature of warrants of a kind similar to those issued by Advent Technologies Holdings, Inc., a Delaware corporation (the “Company”), at the time of its initial public offering in November 2018 and the placement warrants issued in November 2018 and the working capital warrants issued in February 2021 (collectively, the “Warrants”). The Staff Statement informed market participants that warrants issued by SPACs may require classification as a liability, with non cash fair value adjustments recorded in earnings at each reporting period.  The Company had previously classified its issued warrants as equity.

Based on the Staff Statement, the Company re-evaluated the accounting treatment of the Warrants recorded in the Company’s consolidated financial statements. The Company concluded that the Warrants did not meet the conditions to be classified within equity under the Staff Statement and should have been presented as a liability and marked to fair value each reporting period. Company management conducted this re-evaluation in consultation with Marcum LLP, the independent registered public accounting firm of AMCI during the Non-Reliance Periods (as defined below) (“Marcum”), as well as the Company’s current independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors Accountants, S.A. (“EY”).

The historical financial statements of Advent Technologies, Inc. are not affected by the Staff Statement. As previously announced, Advent Technologies, Inc. and AMCI consummated a business combination on February 4, 2021. In connection with the consummation of the business combination, AMCI changed its name to Advent Technologies Holdings, Inc. Consistent with industry practice among SPACs, AMCI had been accounting for the Warrants within equity, and recorded the Warrants as equity classified in its pre-merger, historical consolidated financial statements. Because the business combination was consummated on February 4, 2021, the Form 10-Q for the quarter in which the transaction closed has not yet been filed. However, consistent with the Staff Statement, the Company intends to restate the historical financial statements of AMCI such that the Warrants are accounted for as liabilities and marked-to-market each applicable reporting period.

On May 7, 2021, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after considering the recommendations of management, concluded that in light of the Staff Statement it was appropriate for the Company to restate the following financial statements previously filed with the SEC: (i) its audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 26, 2021 for the year ended December 31, 2020 and December 31, 2019 and (ii) its unaudited financial statements included in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and March 31, 2019, the three and six months ended June 30, 2020  and June 30, 2019 and the three and nine months ended September 30, 2020 and September 30, 2019 (collectively, the “Non-Reliance Periods”). Accordingly, the financial statements referred to in the preceding sentence should not be relied upon. Similarly, any description of the financial results for the Non-Reliance Periods that are disclosed in any previously furnished or filed reports, related earnings releases, investor presentations or similar communications of the Company should no longer be relied upon.

The Company is working diligently with its auditors and an independent valuation expert to finalize the valuation of the Warrants and to file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K/A”) reflecting the reclassification of the Warrants for the Non-Reliance Periods as soon as practicable. The adjustments to the financial statement items for the Non-Reliance Periods will be set forth through disclosures in the financial statements included in the Form 10-K/A.

In connection with the restatement, management is reassessing the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting as of December 31, 2020.

The Company currently expects that the reclassification of the Warrants will have no impact on its historical liquidity, cash flows or revenues. On a preliminary basis, and subject to change as management completes the restatement, it is expected that the liabilities on the Company’s balance sheet in its restated consolidated financial statements for the year ended December 31, 2020 will increase by approximately $105 to $115 million, total stockholders’ equity will decrease by approximately $105 to $115 million and expenses in its Statement of Operations will increase by approximately $95 to $105 million. These estimates are preliminary and subject to change as management completes the restatement.  Our independent registered public accounting firm has not audited or reviewed these estimates or ranges.  An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “could,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  These forward-looking statements address various matters including the Company’s analysis of the classification of its warrants.  Each forward-looking statement contained in this Current Report on Form 8-K is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, but are not limited to, further changes in or developments regarding accounting guidance regarding warrants, adjustments to the estimates shared in this report following review by the Company’s independent auditors, as well as the risks identified under the heading "Risk Factors" in our Annual Report on Form 10-K, and filed with the Securities and Exchange Commission, as well as the other information we file with the SEC, including filings on Current Reports on Form 8-K.  We caution investors not to place considerable reliance on the forward-looking statements contained in this Current Report on Form 8-K.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this Current Report on Form 8-K speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.  Our business is subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2021

Advent Technologies Holdings, Inc.

By:	/s/ Vassilios Gregoriou
Name:	Vassilios Gregoriou
Title:	Chairman and Chief Executive Officer